[Miller and Lents, Ltd. letterhead]

EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference into this registration statement on Form S-8 of the references to our name and the information from our report regarding our estimates of reserves and future net reverences from the production and sale of reserves in the Annual Report on Form 10-K of Pogo Producing Company for the year ended December 31, 2001.

MILLER AND LENTS, LTD.

/s/ Carl D. Richard
Name: Carl D. Richard Title: Vice President

Houston, Texas
January 28, 2003